Exhibit 99.2

STRATASYS, INC.

RECONCILIATION OF NON-GAAP TO GAAP RESULTS OF OPERATIONS

	Three Months Ended September 30,

	2006 As Reported	Non-GAAP Adjustments (1)	2006 Non-GAAP

	(unaudited)		(unaudited)
Selling, general and administrative	$7,953,944	$(284,282)	$7,669,662

Total operating expenses	9,529,027	(284,282)	9,244,745
Operating income	3,540,284	284,282	3,824,566

Income before income taxes	3,889,999	284,282	4,174,281
Income taxes	1,330,379	57,570	1,387,949
Net income	$2,559,620	$226,712	$2,786,332
Earnings per common share
Basic	$0.25	$0.02	$0.28

Diluted	$0.25	$0.02	$0.27

Weighted average number of common shares outstanding
Basic	10,106,852		10,106,852

Diluted	10,286,542		10,286,542

	Nine Months Ended September 30,

	2006 As Reported	Non-GAAP Adjustments (1)	2006 Non-GAAP

	(unaudited)		(unaudited)
Selling, general and administrative	$24,101,807	$(981,274)	$23,120,533

Total operating expenses	28,968,411	(981,274)	27,987,137
Operating income	10,497,285	981,274	11,478,559

Income before income taxes	11,414,593	981,274	12,395,867
Income taxes	3,903,792	217,835	4,121,627
Net income	$7,510,801	$763,439	$8,274,240
Earnings per common share
Basic	$0.74	$0.08	$0.82

Diluted	$0.73	$0.07	$0.80

Weighted average number of common shares outstanding
Basic	10,130,720		10,130,720

Diluted	10,351,903		10,351,903

          (1)   These adjustments reconcile the Company’s GAAP results of operations to its non-GAAP results of operations. The Company believes that presentation of results excluding non-cash stock-based compensation provides meaningful supplemental information to both management and investors that is indicative of the Company’s core operating results and facilitates comparison of operating results across reporting periods. The Company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and forecasting purposes.  These non-GAAP measures should not be viewed as a substitute for the Company’s GAAP results. The Company adopted the fair-value recognition provisions of SFAS No. 123 revised (123R) to expense stock-based compensation effective January 1, 2006 .  Prior to the adoption of SFAS No. 123R, the Company accounted for employee stock-based compensation using the intrinsic value method prescribed by APB No. 25.